EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports First Quarter 2026 Results and Raises Full Year 2026 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the first quarter 2026.
FIRST QUARTER 2026 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended March 31, 2026
Revenues	$5.87
Net Income (Loss)[1,2]	($3.50)
Consolidated Adjusted EBITDA[3]	$2.33
Distributable Cash Flow[3]	$1.67
2026 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2026 Previous			2026 Revised
Consolidated Adjusted EBITDA[3]	$6.75	-	$7.25	$7.25	-	$7.75
Distributable Cash Flow[3]	$4.35	-	$4.85	$4.75	-	$5.25
RECENT HIGHLIGHTS
Financial
•During the three months ended March 31, 2026, Cheniere generated revenues of approximately $5.9 billion, Consolidated Adjusted EBITDA3 of approximately $2.3 billion, Distributable Cash Flow3 of approximately $1.7 billion, and net loss1,2 of approximately $3.5 billion.
•Raising full year 2026 Consolidated Adjusted EBITDA3 guidance from $6.75 billion - $7.25 billion to $7.25 billion - $7.75 billion and full year 2026 Distributable Cash Flow3 guidance from $4.35 billion - $4.85 billion to $4.75 billion - $5.25 billion.
Capital Allocation
•Pursuant to Cheniere’s comprehensive capital allocation plan, Cheniere deployed approximately $1.2 billion towards accretive growth, balance sheet management, share repurchases and dividends in the three months ended March 31, 2026. During the three months ended March 31, 2026, Cheniere repurchased an aggregate of approximately 2.7 million shares of common stock for approximately $537 million, paid a quarterly dividend of $0.555 per share of common stock, totaling approximately $117 million, repaid approximately $253 million of consolidated long-term indebtedness and invested approximately $1 billion of growth capital with approximately $301 million funded with equity.
•In February 2026, Moody’s Ratings upgraded its ratings of the senior unsecured notes of Cheniere and senior secured notes of Cheniere Corpus Christi Holdings, LLC (“CCH”) from Baa3 and Baa2, respectively, to Baa2 and Baa1, respectively, each with a stable outlook.
___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.
2 See “Reconciliation of Non-GAAP Measures” for new non-GAAP financial measure, Adjusted Net Income, which excludes non-cash changes in fair value of our derivative instruments and related adjustments to income tax (benefit) and non-controlling interest.
3 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•In April 2026, Cheniere declared a dividend with respect to the first quarter 2026 of $0.555 per share of common stock, which is payable on May 19, 2026.
Growth / Operations
•During the three months ended March 31, 2026, a total of 187 cargoes of liquefied natural gas (“LNG”) were exported from our facilities, a quarterly record.
•In March 2026, substantial completion of the fifth train (“Train 5”) of the CCL Stage 3 Project (defined below) was achieved. This follows the previously announced substantial completions of Trains 1-4 of the CCL Stage 3 Project in March, August, October and December 2025, respectively.
•First LNG production from the sixth train (“Train 6”) of the CCL Stage 3 Project is expected imminently.

CEO COMMENT
“2026 is off to an excellent start, thanks to the Cheniere team’s commitment to safety, operational excellence and seamless execution. We are raising our 2026 financial guidance as a result of an increase in our LNG production forecast and higher market margins for the year, as well as the contribution from optimization activities achieved year-to-date,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “The elevated volatility in global energy markets today further signals the need for additional investment in reliable, secure LNG capacity. We look forward to advancing accretive, brownfield growth at Sabine Pass and Corpus Christi, as we continue to create long-term sustainable value for shareholders.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended March 31,
	2026	2025	% Change
Revenues	$5,868	$5,444	8%
Net income (loss)[1,2]	$(3,502)	$353	N/M
Consolidated Adjusted EBITDA[3]	$2,333	$1,872	25%
LNG exported:
Number of cargoes	187	168	11%
Volumes (TBtu)	688	609	13%
LNG volumes loaded (TBtu)	688	608	13%
Net loss1,2 was approximately $3.5 billion for the three months ended March 31, 2026 as compared to net income1,2 of approximately $353 million for the corresponding 2025 period. The unfavorable change was attributable to approximately $4.8 billion of unfavorable variances related to changes in the fair value of our derivative instruments, predominantly related to our long-term Integrated Production Marketing (“IPM”) agreements (before tax and non-controlling interests). The unfavorable change for the period was partially offset by favorable variances related to income tax provision (benefit) and net income attributable to non-controlling interests.
Consolidated Adjusted EBITDA3 increased approximately $461 million between the comparable three month periods, due to higher total margins on LNG delivered, primarily driven by higher volumes and contributions from optimization activities, in addition to the recognition of a nonrecurring tax credit during the 2026 period.
Substantially all of the derivative gains (losses) relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term IPM agreements. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreements and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG sale and purchase agreements. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at the fair value each reporting period on a mark-to-market basis, but do not currently permit mark-to-market recognition of the corresponding sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of increased international gas price volatility and increases in international forward commodity curves during the three months ended March 31, 2026, we recognized $5.4 billion of non-cash unfavorable changes in the fair value attributable to such positions (before tax and non-controlling interests), compared to $219 million of non-cash unfavorable changes in fair value in the corresponding 2025 period.
Share-based compensation expenses included in net income (loss) totaled $78 million for the three months ended March 31, 2026 compared to $56 million for the corresponding 2025 period.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) as of March 31, 2026 consisted of 100% ownership of the general partner interest and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of March 31, 2026:

March 31, 2026
Cash and cash equivalents(1)	$1,305
Restricted cash and cash equivalents(2)	463
Available commitments under our credit facilities:
Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility	831
Cheniere Partners Revolving Credit Facility	1,000
CCH Credit Facility	2,110
CCH Working Capital Facility	1,390
Cheniere Revolving Credit Facility	1,250
Total available commitments under our credit facilities	6,581

Total available liquidity	$8,349
(1) $279 million of cash and cash equivalents was held by Cheniere Partners.
(2) $22 million of restricted cash and cash equivalents was held by Cheniere Partners.
Recent Key Financial Transactions and Updates
In March 2026, Cheniere issued $1.0 billion aggregate principal amount of 5.200% Senior Notes due 2036 and $750 million aggregate principal amount of 6.000% Senior Notes due 2056, and a portion of the net proceeds was used to prepay $550 million of the outstanding borrowings under the CCH Credit Facility. Concurrently, $600 million of unused commitments under the CCH Credit Facility were cancelled.

In March 2026, SPL repaid approximately $53 million aggregate principal amount outstanding of its 4.747% Senior Secured Notes due 2037 (the “2037 SPL Senior Notes”) based on the fixed amortization schedules.

In February 2026, SPL redeemed the remaining $200 million aggregate principal amount of its 5.875% Senior Secured Notes due 2026 (the “2026 SPL Senior Notes”).

LIQUEFACTION PROJECTS OVERVIEW
In aggregate across the Sabine Pass LNG terminal and the Corpus Christi LNG terminal, we have over 53 mtpa of liquefaction capacity in operation, approximately 8 mtpa under construction, and over 40 mtpa in the regulatory permitting process.
SPL Project

Through Cheniere Partners, we operate liquefaction and export facilities with a total production capacity of over 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total peak production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities and supporting infrastructure. We expect to execute the SPL Expansion Project in a phased approach, and a positive FID is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements. The FERC application for authorization to site, construct and operate the SPL Expansion Project, as well as the DOE application authorizing the export of LNG to non-FTA countries, remain pending.
CCL Project
We operate liquefaction and export facilities with a total production capacity of approximately 23 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”), inclusive of Trains 1-5 of the CCL Stage 3 Project.
CCL Stage 3 Project
We are constructing an expansion of the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”), including over 7 mtpa in operation and approximately 3 mtpa under construction or in commissioning. Substantial completion was achieved for Trains 1-4 of the CCL Stage 3 Project in 2025, and Train 5 in March 2026. First LNG from Train 6 is expected imminently. Trains 6 and 7 are expected to reach substantial completion by the end of 2026.
CCL Midscale Trains 8 & 9 Project
We are constructing an expansion adjacent to the CCL Stage 3 Project consisting of two additional midscale Trains with an expected total production capacity of approximately 5 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”), inclusive of estimated debottlenecking opportunities.
CCL Stage 3 Project and CCL Midscale Trains 8 & 9 Project Progress as of March 31, 2026:

	CCL Stage 3 Project	CCL Midscale Trains 8 & 9 Project
Project Status	Trains 1-5 Operational Trains 6 & 7 Under Construction / Commissioning	Under Construction
Project Completion Percentage	96.5%(1)	36.9%(2)
Expected Substantial Completion	1H 2026 - 2H 2026	2H 2028
(1) Engineering 99.7% complete, procurement 100.0% complete, subcontract work 96.8% complete and construction 91.0% complete.
(2) Engineering 85.8% complete, procurement 51.7% complete, subcontract work 41.3% complete and construction 2.5% complete.

CCL Expansion Project
We are developing an expansion adjacent to the CCL Project with an expected total peak production capacity of up to approximately 24 mtpa of LNG, inclusive of estimated debottlenecking opportunities and supporting infrastructure (the “CCL Expansion Project”). We expect to execute the CCL Expansion Project in a phased approach, and a positive FID is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements. The FERC application for authorization to site, construct and operate the CCL Expansion Project, as well as the DOE application authorizing the export of LNG to non-FTA countries, remain pending.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the first quarter 2026 on Thursday, May 7, 2026, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with a total combined production capacity of over 53 mtpa of LNG in operation and an additional approximately 8 mtpa of expected production capacity under construction or in commissioning, inclusive of estimated debottlenecking opportunities. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, Dubai and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of May 1, 2026, over 4,760 cumulative LNG cargoes totaling over 325 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three months ended March 31, 2026, we exported 688 TBtu of LNG from our liquefaction projects, 6 TBtu of which was related to commissioning activities. 60 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of March 31, 2026, 1 TBtu of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three months ended March 31, 2026:

	Three Months Ended March 31, 2026
(in TBtu)	Operational	Commissioning	Total
Volumes loaded during the current period	682	6	688
Volumes loaded during the prior period but recognized during the current period	23	1	24
Less: volumes loaded during the current period and in transit at the end of the period	(59)	(1)	(60)
Total volumes recognized in the current period	646	6	652
In addition, during the three months ended March 31, 2026, we recognized 36 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues
LNG revenues	$5,722	$5,305
Regasification revenues	34	34
Other revenues	112	105
Total revenues	5,868	5,444

Operating costs and expenses
Cost of sales (excluding operating and maintenance expense and depreciation, amortization and accretion expense shown separately below) (2)	8,318	3,571
Operating and maintenance expense	525	473
Selling, general and administrative expense	136	116
Depreciation, amortization and accretion expense	373	312
Other operating costs and expenses	4	11
Total operating costs and expenses	9,356	4,483

Income (loss) from operations	(3,488)	961

Other income (expense)
Interest expense, net of capitalized interest	(255)	(229)
Loss on modification or extinguishment of debt	(23)	—
Interest and dividend income	16	37
Other income (expense), net	(3)	20
Total other expense	(265)	(172)

Income (loss) before income taxes and non-controlling interests	(3,753)	789
Less: income tax provision (benefit)	(341)	121
Net income (loss)	(3,412)	668
Less: net income attributable to non-controlling interests	90	315
Net income (loss) attributable to Cheniere	$(3,502)	$353

Net income (loss) per share attributable to common stockholders—basic and diluted (1)	$(16.65)	$1.57

Weighted average number of common shares outstanding—basic	210.5	223.5
Weighted average number of common shares outstanding—diluted	210.5	224.1

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $4.6 billion and $0.7 billion of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements during the three months ended March 31, 2026 and 2025, respectively.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)
(unaudited)

	March 31,	December 31,
	2026	2025

ASSETS
Current assets
Cash and cash equivalents	$1,305	$1,099
Restricted cash and cash equivalents	463	485
Trade and other receivables, net of current expected credit losses	1,209	1,380
Inventory	678	524
Current derivative assets	25	9
Margin deposits	289	76
Other current assets, net	190	119
Total current assets	4,159	3,692

Property, plant and equipment, net of accumulated depreciation	36,744	35,755
Operating lease assets	2,657	2,700
Derivative assets	2,229	4,663
Deferred tax assets	12	12
Other non-current assets, net	1,044	1,060
Total assets	$46,845	$47,882

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$241	$123
Accrued liabilities	2,047	2,081
Current debt, net of unamortized discount and debt issuance costs	1,606	306
Deferred revenue	111	150
Current operating lease liabilities	572	539
Current derivative liabilities	2,546	618
Other current liabilities	149	99
Total current liabilities	7,272	3,916

Long-term debt, net of unamortized discount and debt issuance costs	22,143	22,507
Operating lease liabilities	2,086	2,163
Derivative liabilities	1,810	1,208
Deferred tax liabilities	3,318	3,698
Other non-current liabilities	1,544	1,312
Total liabilities	38,173	34,804

Redeemable non-controlling interest	—	136

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 279.6 million shares and 279.2 million shares issued at March 31, 2026 and December 31, 2025, respectively	1	1
Treasury stock: 69.5 million shares and 66.8 million shares at March 31, 2026 and December 31, 2025, respectively, at cost	(9,394)	(8,852)
Additional paid-in-capital	4,526	4,523
Retained earnings	8,622	12,243
Total Cheniere stockholders’ equity	3,755	7,915
Non-controlling interests	4,917	5,027
Total stockholders’ equity	8,672	12,942
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$46,845	$47,882

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated Variable Interest Entities (“VIEs”), all of which were related to Cheniere Partners as of March 31, 2026, and substantially all of which were related to Cheniere Partners as of December 31, 2025. As of March 31, 2026, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $16.6 billion and $17.0 billion, respectively, including $279 million of cash and cash equivalents and $22 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2026 and 2025 (in millions):

	Three Months Ended March 31,
	2026	2025
Net income (loss) attributable to Cheniere	$(3,502)	$353
Net income attributable to non-controlling interests	90	315
Income tax provision (benefit)	(341)	121
Interest expense, net of capitalized interest	255	229
Loss on modification or extinguishment of debt	23	—
Interest and dividend income	(16)	(37)
Other expense (income), net	3	(20)
Income (loss) from operations	$(3,488)	$961
Adjustments to reconcile income (loss) from operations to Consolidated Adjusted EBITDA:
Depreciation, amortization and accretion expense	373	312
Loss from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	5,409	562
Total non-cash compensation expense	39	37
Consolidated Adjusted EBITDA	$2,333	$1,872

(1) Changes in the fair value of commodity and FX derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements.
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to Cheniere before net income attributable to non-controlling interests, interest expense, net of capitalized interest, taxes, depreciation, amortization and accretion expense, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, gain or loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. Changes in the fair value of commodity and FX derivatives are considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Adjusted Net Income
The following table reconciles our Adjusted Net Income to U.S. GAAP results for the three months ended March 31, 2026 and 2025 (in millions):

	Three Months Ended March 31,
	2026	2025
Net income (loss) attributable to Cheniere	$(3,502)	$353
Loss from changes in fair value of commodity and FX derivatives, net (1)	5,409	562
Adjustments to net income (loss) attributable to Cheniere related to the above reconciling item:
Income taxes(2)	(585)	(101)
Non-controlling interests	(316)	(20)
Adjusted Net Income	$1,006	$794

(1) Changes in the fair value of commodity and FX derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements.
(2) Income taxes for the three months ended March 31, 2026 and 2025 have been calculated on a with-and-without basis to reflect the incremental impact of changes in the fair value of commodity and FX derivatives prior to contracted delivery or termination. The related adjustments to reported net income attributable to Cheniere are presented in the table above.
Adjusted Net Income is calculated by taking net income (loss) attributable to Cheniere and excluding the effects of non-cash changes in the fair value of agreements accounted for as derivative instruments, net of the associated non-controlling interests and income tax effects.
Given that the timing of recognizing gains and losses on derivative contracts differs from the recognition of the related item economically hedged, we believe the exclusion of the effect of changes in the fair value of our commodity and FX derivatives enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance. Adjusted Net Income is not intended to represent net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to Cheniere for the three months ended March 31, 2026 and forecast amounts for full year 2026 (in billions):

	Three Months Ended March 31,	Full Year
	2026	2026
Net income (loss) attributable to Cheniere	$(3.50)	$0.1	-	$0.6
Net income attributable to non-controlling interests	0.09	1.0	-	1.0
Income tax provision (benefit)	(0.34)	(1.1)	-	(1.1)
Interest expense, net of capitalized interest	0.26	1.1	-	1.1
Depreciation, amortization and accretion expense	0.37	1.5	-	1.5
Other income, financing costs, and certain non-cash operating expenses	5.46	4.6	-	4.6
Consolidated Adjusted EBITDA	$2.33	$7.25	-	$7.75
Interest expense, net of interest income, capitalized interest and amortization	(0.23)	(1.0)	-	(1.0)
Maintenance capital expenditures	(0.03)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	(0.04)	(0.1)	-	(0.1)
Other income	(0.03)	(0.1)	-	(0.1)
Consolidated Distributable Cash Flow	$2.00	$5.8	-	$6.3
Distributable Cash Flow attributable to non-controlling interests	(0.32)	(1.1)	-	(1.1)
Cheniere Distributable Cash Flow	$1.67	$4.75	-	$5.25

Note: Totals may not sum due to rounding.
(1) Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. Our 2026 full year Distributable Cash Flow guidance reflects current tax law and does not consider any prospective changes to local, domestic or international tax laws and regulations, or their interpretation and application. Our actual results could differ materially from our guidance due to such risks, uncertainties and other factors, including those set forth in Risk Factors in Item 1A of Part 1 or as disclosed under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interests. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interests is calculated in the same method as Distributions to non-controlling interests as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We have not made any forecast of net income (loss) on a run-rate basis, which would be the most directly comparable measure under U.S. GAAP, in part because net income (loss) includes the impact of derivative transactions, which cannot be determined at this time, and we are unable to reconcile differences between run-rate Distributable Cash Flow and net income (loss).
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.